Exhibit 23.1

KPMG LLP Suite 500 501 Riverside Avenue Jacksonville, FL 32202

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-270763) on Form S-3 ASR, (No. 333-125858 and No. 333-202971) on Form S-3, and (No. 333-24971, No. 333-149872, No. 333-239423, No. 333-231427 and No. 333-174662) on Form S-8 of Regency Centers Corporation and (No. 333-270763-01) on Form S-3 ASR of Regency Centers, L.P. of our reports dated February 14, 2025, with respect to the consolidated financial statements of Regency Centers Corporation and Regency Centers, L.P. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Jacksonville, Florida

February 14, 2025